AMBAC FINANCIAL GROUP, INC.
SEVERANCE PAY PLAN
(Applicable to terminations occurring on or after December 16, 2021)

TABLE OF CONTENTS
Page
ARTICLE I — INTRODUCTION    1
ARTICLE II — DEFINITIONS AND INTERPRETATIONS    1
ARTICLE III — ELIGIBILITY FOR SEVERANCE    4
ARTICLE IV — CONDITIONS ON RECEIVING SEVERANCE BENEFITS    4
ARTICLE V — SEVERANCE BENEFITS    4
ARTICLE VI — MISCELLANEOUS PROVISIONS    6
ARTICLE VII — OTHER INFORMATION A PARTICIPANT NEEDS TO KNOW ABOUT THE PLAN    7

ARTICLE I — INTRODUCTION
Ambac Financial Group, Inc. (the “Company”) established this Severance Pay Plan (the “Plan”), effective as of December 16 , 2021, to provide temporary and short-term unemployment type benefits to certain employees of the Company and its participating affiliates who suffer a loss of employment on or after December 16, 2021 in the circumstances set forth in the Plan. The Plan amends and supersedes in its entirety the Ambac Assurance Corporation Severance Pay Plan effective as of December 14 , 2010 (the “Prior Plan”) From and after the Effective Date (as defined below), the Prior Plan shall be terminated and shall have no further force and effect. The Plan is intended to fall within the definition of an “employee welfare benefit plan” under Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended.
This document contains the official text of the Plan and also serves as the summary plan description for the Plan.
ARTICLE II — DEFINITIONS AND INTERPRETATIONS
The following definitions and interpretations of important terms apply to the Plan.
1.Company. Ambac Financial Group, Inc., a Delaware corporation, and its successors.
2.Effective Date. The Effective Date of this Plan is December 16, 2021.
3.Employee. Any active employee of an Employer other than an Excluded Individual.
4.Employer. The Company, Ambac Assurance Corporation, Everspan Holdings, LLC and its subsidiaries, and any other subsidiary or affiliate of the Company from time to time designated as an “Employer” by the Compensation Committee of the Board of Directors of the Company.
5.ERISA. The Employee Retirement Income Security Act of 1974, as amended.
6.Excluded Individual. (i) An employee who is a party to an employment agreement with an Employer; (ii) any employee who is characterized as a temporary, occasional or seasonal employee; (iii) any employee who is designated by an Employer or the Company at the time of hire as not eligible to participate in severance benefits under the Plan. Excluded Individual shall also mean any individual who is treated or designated by an Employer or the Company as an independent contractor, leased employee or consultant (regardless of whether such treatment or designation is subsequently upheld by a court, judicial or arbitral authority or any other governmental agency). Excluded Individuals are not eligible to participate in or receive benefits under the Plan.
7.Executive Officer. An employee who is appointed by the Company’s Chief Executive Officer and formally designated by resolution of the Company’s Board of Directors as an Executive Officer of the Company.
8.Just Cause. Any one of the following reasons for the discharge or other separation of an Employee from employment with an Employer:
A.any act or omission by the Employee resulting or intended to result in personal gain at the expense of any Employer or affiliate thereof;
B.the improper disclosure by the Employee of proprietary or confidential information or trade secrets of any Employer or affiliate thereof, including, without limitation, client lists; or
C.misconduct by the Employee, including, but not limited to, convictions, pleas of nolo contendere or no contest, or commission of felonies, fraud, or crimes involving moral turpitude; violation of the rules and procedures of an Employer or affiliate thereof (including a violation of an Employer's or the Company’s code of business conduct); theft, violent acts or threats of violence; or possession of controlled substances on the property of an Employer or affiliate thereof.
The determination of whether a discharge or other separation from employment is for Just Cause shall be made by the Plan Administrative Committee, in its sole and absolute discretion, and such determination shall be conclusive and binding on the affected Employee.
9.Participant. An Employee who meets the requirements for eligibility under the Plan, as set forth in Article III of the Plan and Section 16 of this Article II.
10.Plan. This Ambac Financial Group, Inc. Severance Pay Plan, as now in effect or as hereinafter amended.
11.Plan Administrative Committee. The committee comprised of the Company’s Chief Financial Officer, General Counsel and Chief of Staff or as otherwise constituted from time to time by the Compensation Committee of the Board of Directors of the Company to make such determinations and take such other actions as are assigned to the Plan Administrative Committee under the Plan.
12.Plan Administrator. The head of Human Resources at the Company or such other person or committee appointed from time to time by the Plan Administrative Committee to administer the Plan.
13.Section 409A. Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.
14.Termination of Employment.
A.The termination by an Employer of an Employee’s employment relationship with an Employer as the result of (i) a job elimination, job discontinuation, office closing, reduction in force, business restructuring, redundancy, or such other circumstances as the Employer or the Company deems appropriate for the payment of severance or (ii) a “Termination by Mutual Agreement”.
The determination as to whether such an event has occurred shall be made by the Plan Administrator, in their sole and absolute discretion.
B.A “Termination of Employment” shall not include any discharge or other separation of employment under any of the following circumstances:
i.for Just Cause;
ii.an Employee’s voluntary resignation or job abandonment;
iii.an Employee’s retirement;
iv.death or disability of an Employee;
v.an Employee is offered, but refuses, employment with an Employer, its businesses or its affiliated companies (or a joint venture owned by any such entity) in a position that provides the Employee with substantially equivalent base pay and job responsibilities, as determined by the Plan Administrative Committee, in its sole and absolute discretion;
vi.an Employee works in a business (or the portion of such business) of an Employer (i) which is sold in whole or in part to another corporation or company, whether by sale of stock or assets, (ii) which is merged or consolidated with another corporation or company or is part of a similar corporate transaction, or (iii) which is outsourced to another corporation or company, and the Employee is offered employment with the purchaser or surviving business or the corporation or company to which the business is outsourced (whether or not he or she accepts any such position with the purchaser, surviving business or other company) in a position that provides such Employee with substantially equivalent base pay and job responsibilities, as determined by the Plan Administrative Committee, in its sole and absolute discretion;
vii.an Employee ceases employment prior to the termination date established by the Employer;
viii.an Employee fails to return to active employment after a cessation of disability or following a termination of a leave of absence; or
ix.a “Performance-Related Termination.”
An indefinite or temporary layoff or reduction in force does not constitute a Termination of Employment unless the layoff or reduction in force becomes permanent. The determination as to whether a layoff or reduction in force is permanent shall be made by the Plan Administrative Committee, in its sole and absolute discretion, and such determination shall be final and binding on all affected Employees. An Employee’s Termination of Employment shall occur on the last day of his or her employment with an Employer.
C.For purposes of the Plan, a “Performance-Related Termination” is a Termination of Employment as the result of the performance by the Employee of his or her employment duties in a manner deemed by an Employer, in its sole and absolute discretion, to be in any way unsatisfactory.
D.For purposes of the Plan, a “Termination by Mutual Agreement” is a Termination of Employment as the result of a mutual agreement between the Employee and an Employer that the Employee’s job skills no longer meet such Employer’s business needs, although the Employee is otherwise willing and able to continue performing services.
E.All Terminations of Employment that give rise to an entitlement to severance under the Plan (including Termination by Mutual Agreement) are intended to qualify as an “involuntary separation from service” for purposes of Section 409A.
15.Week of Base Pay. The Employee’s weekly base salary at the time of his or her Termination of Employment, as reflected on the Employer’s (or its affiliate’s) payroll records, and does not include bonuses, overtime pay, commissions, incentive or deferred compensation or other additional compensation. For purposes hereof, an Employee’s salary shall include any salary reduction contributions made on his or her behalf to any plan of the Employer under Section 125 or 401(k) of the Internal Revenue Code of 1986, as amended.
16.Years of Service. The number of consecutive full twelve (12) month periods since the Employee’s last date of hire by the Employer in which the Employee is paid by the Employer for the performance of full-time services in a capacity which qualifies such person as an Employee. Years of Service shall be measured in full years and a partial period of service of at least six (6) full months will be rounded up to the next full 12-month period. Notwithstanding the foregoing, and subject to applicable law, a break in service of less than six months shall not result in periods of employment before and after such break being deemed to be non-consecutive and the resumption of employment after such break shall not be considered a new date of hire for purposes of this Section. With respect to an Employee whose employment was transferred from an Employer to another Employer or to a shared services company established by the Company (“Service Co”), service with the then-current Employer or Service Co shall be considered to include all service time continuously rendered for any Employer or, in the case of an Employee transferred to a Service Co, all service time continuously rendered for an Employer or Service Co. Employees of Service Co who were not transferred to Service Co from an Employer shall not be considered as Participants in the Plan.
ARTICLE III — ELIGIBILITY FOR SEVERANCE
An Employee becomes eligible for severance under the Plan (i.e., becomes a “Participant”) if such Employee experiences a Termination of Employment and satisfies the conditions of Article IV.
ARTICLE IV — CONDITIONS ON RECEIVING SEVERANCE BENEFITS
Notwithstanding anything herein to the contrary, severance shall be paid under the Plan in consideration of the Employee executing a severance agreement in such form acceptable to AFG, in its sole discretion, under which, among other things, the Employee releases and discharges the Employer and each of its parent, subsidiaries and affiliates, from all claims and liabilities relating to the Employee’s employment with the Employer and/or the termination of the Employee’s employment, and contains non-disparagement, confidentiality and other provisions for the protection of the Company. An Employee shall become a Participant and payment of severance under the Plan will be paid only after the severance agreement has been signed and the time for the Employee to revoke the agreement and general release, if any, has expired. If the severance agreement is not signed and irrevocable within 60 days, the Employee shall not become a Participant and severance shall not be paid.
ARTICLE V — SEVERANCE BENEFITS
If the Plan Administrator determines that a Participant has met the conditions for payment of severance benefits under this Plan on or after December 16, 2021, the Employer will provide the Participant with the following benefits.
1.Severance Pay
A.A Participant will be paid severance under the Plan according to the following schedule:
•Executive Officers
Fifty-two (52) Weeks of Base Pay.
•All other Participants
Three (3) Weeks of Base Pay for each Year of Service, with a minimum severance of twelve (12) Weeks of Base Pay and a maximum severance of fifty-two (52) Weeks of Base Pay.
B.The Plan Administrative Committee, in its sole and absolute discretion and based on such criteria as the Plan Administrative Committee deems relevant, may provide severance to a Participant in addition to the severance provided pursuant to the foregoing schedule.
C.If a Participant receives severance under the Plan, such Participant shall not be entitled to receive any other severance, separation, notice or termination payments on account of his or her employment with an Employer under any other plan, policy, program or agreement. If, for any reason, a Participant becomes entitled to or receives any other severance, separation, notice or termination payments on account of his or her employment or Termination of Employment with an Employer, including, for example, any payments required to be paid to a Participant under any Federal, State or local law or pursuant to any agreement (except unemployment benefits payable in accordance with state law and payment for accrued but unused vacation), his or her severance under the

Plan will be deemed to include such payments or be reduced by the amount of such other payments paid or payable. A Participant must notify the Plan Administrator if he or she receives or is claiming to be entitled to receive any such payment(s).
D.Subject to the following sentence, severance under the Plan shall be paid to a Participant in the form of a single lump sum payment to be paid as soon as practicable, but in any event within sixty (60) days, following the Participant’s Termination. Notwithstanding the foregoing, the Plan Administrator, in their sole and absolute discretion, may cause severance to be paid to a Participant in periodic installments beginning on the regular payroll date immediately following the date he or she becomes a Participant; provided, however, that to the extent that severance under the Plan, plus any other amount or benefit that is payable to a Participant upon his or her Termination under any other plan or arrangement of the Company and is aggregated with severance under this Plan for purposes of Section 409A, exceeds two times the maximum amount that can be taken into account under a tax-qualified retirement plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which the Participant’s Termination occurs, such excess shall be paid to the Participant in the form of a single lump sum payment paid as provided in the preceding sentence. Periodic payments shall be made consistent with the Employer’s normal payroll practices applicable to a Participant immediately prior to his or her Termination of Employment (or as such payroll practices may be revised by the Employer from time to time) and shall continue for the number of weeks for which such Participant is entitled to severance under Article V.
2.Continued Health Coverage
If the Participant elects to continue coverage under the Company’s group health plan in accordance with the COBRA continuation coverage requirements (where applicable), the Company or an affiliate will reimburse the Participant for a portion of the premiums for COBRA coverage paid by the Participant during the following period:
•Executive Officers
The first twelve (12) months of COBRA coverage following his or her Termination of Employment.
•All other Participants
The three (3) months of COBRA coverage following his or her Termination of Employment.
The portion of the premiums to be paid by the Company or affiliate will be the same as the amount paid by the Company or affiliate for the same group health insurance coverage for active employees. In order to receive this reimbursement, the Company must receive proof of payment for the monthly COBRA premiums within 30 days from the date the COBRA premium payment is due.
3.Outplacement
The Employer will provide each Participant with outplacement services at a level, in a manner and for a period determined by the Employer.
ARTICLE VI — MISCELLANEOUS PROVISIONS
1.Amendment and Termination. The Company reserves the right, in its sole and absolute discretion, to terminate, amend or modify the Plan, in whole or in part, at any time and for any reason, by a written resolution of the Compensation Committee of the Board of Directors of the Company. If the Plan is terminated, amended or modified, a Participant’s right to participate in, or to receive benefits under, the Plan may be changed; provided, however, that severance payable (or which becomes payable) to a Participant who has incurred a Termination of Employment prior to such termination, amendment or modification of the Plan, shall not be reduced by the termination, amendment or modification.
2.No Additional Rights Created. Neither the establishment of this Plan, nor any modification thereof, nor the payment of any benefits hereunder, shall be construed as giving to any Participant, Employee (or any beneficiary of either), or other person any legal or equitable right against any Employer or any affiliate, officer, director or employee thereof; and in no event shall the terms and conditions of employment by an Employer of any Employee be modified or in any way affected by this Plan.
3.Records. The records of an Employer with respect to Years of Service, employment history, base pay, absences, and all other relevant matters shall be conclusive for all purposes of this Plan.
4.Construction. The respective terms and provisions of the Plan shall be construed, whenever possible, to be in conformity with the requirements of ERISA, or any subsequent laws or amendments thereto. To the extent not in conflict with the preceding sentence or another provision in the Plan, the construction and administration of the Plan shall be in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York (without reference to its conflicts of law provisions).
5.Severability. Should any provisions of the Plan be deemed or held to be unlawful or invalid for any reason, such fact shall not adversely affect the other provisions of the Plan unless such determination shall render impossible or impracticable the functioning of the Plan, and in such case, an appropriate provision or provisions shall be adopted so that the Plan may continue to function properly.
6.Incompetency. In the event that the Plan Administrator finds that a Participant (or designated beneficiary) is unable to care for his or her affairs because of illness or accident, then benefits payable hereunder, unless claim has been made therefor by a duly appointed guardian, committee, or other legal representative, may be paid in such manner as the Plan Administrator shall determine, and the application thereof shall be a complete discharge of all liability for any payments or benefits to which such Participant (or designated beneficiary) was or would have been otherwise entitled under this Plan.
7.Payments to a Minor. Any payments to a minor from this Plan may be paid by the Plan Administrator in their sole and absolute discretion (a) directly to such minor; (b) to the legal or natural guardian of such minor; or (c) to any other person, whether or not appointed guardian of the minor, who shall have the care and custody of such minor. The receipt by such individual shall be a complete discharge of all liability under the Plan therefor.
8.Plan Not a Contract of Employment. This Plan does not form part of any Employee’s terms and conditions of employment, and is not intended to have contractual effect. Nothing contained in this Plan shall be held or construed to create any liability upon an Employer to retain any Employee in its service. All Employees shall remain subject to discharge or discipline to the same extent as if the Plan had not been put into effect. An individual who is receiving severance under this Plan shall not be considered an Employee immediately following his or her Termination of Employment.
9.Financing. The benefits payable under this Plan shall be paid out of the general assets of an Employer. No Participant or any other person shall have any interest whatsoever in any specific asset of any Employer. To the extent that any person acquires a right to receive payments under this Plan, such right shall not be secured by any assets of any Employer.
10.Nontransferability. In no event shall the Company (or any other Employer) make any payment under this Plan to any assignee or creditor of a Participant, except as otherwise required by law. Prior to the time of a payment hereunder, a Participant shall have no rights by way of anticipation or otherwise to assign or otherwise dispose of any interest under this Plan, nor shall rights be assigned or transferred by operation of law.
ARTICLE VII — OTHER INFORMATION A PARTICIPANT NEEDS TO KNOW ABOUT THE PLAN
1.Claims Procedure.
A Participant, or his or her beneficiary (if applicable), may file a written claim with the Plan Administrator with respect to any benefit under the Plan no more than 60 days from the Termination Date. Such Participant will be informed of the decision of the Plan Administrative Committee with respect to the claim within 90 days after it is received by the Plan Administrator. Under special circumstances, the Plan Administrative Committee may require an additional period of not more than 90 days to review a claim. If this occurs, such Participant will be notified in writing prior to the expiration of the 90-day period. The notice will set forth the extension and the reasons for the extension. If the extension is required due to the Participant’s failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent to the Participant until the date on which the Participant responds to the Plan Administrator's request for information.
If his or her claim is denied in whole or in part, or any adverse benefit determination is made with respect to the claim, the Participant will be provided with a written notice setting forth the reason for the determination, along with specific references to Plan provisions on which the determination is based. This notice also will explain what additional information is needed to evaluate the claim (and why such information is necessary), together with an explanation of the Plan’s claims review procedure and the time limits applicable to such procedure, as well as a statement of the Participant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review. If the Participant is not notified (of the denial or an extension) within ninety (90) days from the date the Participant notifies the Plan Administrator, the Participant may request a review of his or her application as if the claim had been denied.
If a Participant’s claim has been denied, he or she may request that the Plan Administrative Committee review the denial. The Participant’s request must be in writing and must be made within sixty (60) days after written notification of denial. In connection with this request, the Participant (or his or her duly authorized representative) may:
•Be provided, upon written request and free of charge, with reasonable access to (and copies of) all documents, records, and other information relevant to the claim;
•Submit to the Plan Administrative Committee written comments, documents, records, and other information related to the claim; and
•Request in his or her timely application for review a conference with the Plan Administrative Committee to be held at the offices of the Company at a mutually agreeable date and time (but not later than 60 days after receipt of the request for review).
The review by the Plan Administrative Committee will take into account all comments, documents, records, and other information the Participant submits relating to the claim. The Plan Administrative Committee will make a final written decision on a claim review, in most cases within sixty (60) days after receipt of a request for a review. In some cases, the Participant’s claim may take more time to review, and an additional processing period of up to sixty (60) days may be required. If that happens, the Participant will receive a written notice of that fact, which will also indicate the special circumstances requiring the extension of time and the date by which the Plan Administrative Committee expects to make a determination with respect to the claim. If the extension is required due to the Participant’s failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent to the Participant until the date on which the Participant responds to the Plan's request for information.
The Plan Administrative Committee’s decision on the Participant’s claim for review will be communicated to the Participant in writing. If an adverse benefit determination is made with respect to the Participant’s claim, the notice will include (i) the specific reason(s) for any adverse benefit determination, with references to the specific Plan provisions on which the determination is based; (ii) a statement that the Participant is entitled to receive, upon request and free of charge, reasonable access to (and copies of) all documents, records and other information relevant to the claim; and (iii) a statement of the Participant’s right to bring a civil action under Section 5 02(a) of ERISA.
The decision of the Plan Administrative Committee (or its designee) is final and binding on all parties.
These procedures must be exhausted before a Participant may bring a legal action seeking payment of benefits. A Participant’s beneficiary may file a claim for benefits under the Plan by following the claims procedure described above.
2.Plan Interpretation and Benefit Determination.
The Plan is administered and operated by the Plan Administrator and the Plan Administrative Committee, each of which has complete authority, with respect to matters within its jurisdiction, in its sole and absolute discretion, to construe the terms of the Plan (and any related or underlying documents or policies), and to determine the eligibility for, and amount of, benefits due under this Plan to Participants and their beneficiaries. All such interpretations and determinations of the Plan Administrator or the Plan Administrative Committee shall be final and binding upon all parties and persons affected thereby. The Plan Administrator or Plan Administrative Committee may appoint one or more individuals and delegate such of its powers and duties as it deems desirable to any such individual(s), in which case every reference herein made to the Plan Administrator or Plan Administrative Committee, as the case may be, shall be deemed to mean or include the appointed individual(s) as to matters within their jurisdiction.
3.Participants’ Rights Under ERISA.
Any Participant in the Plan may be entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). ERISA provides (where applicable) that all Plan participants shall be entitled to:
Receive Information About Your Plan and Benefits
•Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan, including insurance contracts, and a copy of the latest annual report (Form 5500 Series), if any, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Pension and Welfare Benefit Administration.
•Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including insurance contracts, and copies of the latest annual report (Form 5500 Series), if any, and updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.
•Receive a summary of the Plan's annual financial report (if any). The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

Prudent Actions by Plan Fiduciaries
In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of all Plan Participants and beneficiaries. No one, including a Participant’s employer or any other person, may fire a Participant or otherwise discriminate against a Participant in any way to prevent a Participant from obtaining a welfare benefit or exercising his or her rights under ERISA.
Enforce Your Rights
If a Participant’s claim for a welfare benefit under ERISA is denied or ignored, in whole or in part, the Participant has a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
Under ERISA, there are steps a Participant can take to enforce the above rights. For instance, if a Participant requests a copy of Plan documents or the latest annual report from the Plan and does not receive them within 30 days, the Participant may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide materials and pay the Participant up to $110 a day until the Participant receives the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If a Participant has a claim for benefits which is denied or ignored, in whole or in part, the Participant may file suit in a state or Federal court. If the Participant is discriminated against for asserting his or her rights, the Participant may seek assistance from the U.S. Department of Labor, or the Participant may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If the Participant is successful, the court may order the person he or she has sued to pay these costs and fees. If the Participant loses, the court may order the Participant to pay these costs and fees, for example, if it finds the Participant’s claim is frivolous.
Assistance with Your Questions
If a Participant has any questions about the Plan, he or she should contact the Plan Administrator. If a Participant has any questions about this statement or about his or her rights under ERISA, or if the Participant needs assistance in obtaining documents from the Plan Administrator, the Participant should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in his or her telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. A Participant may also obtain certain publications about his or her rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.
4.Plan Document.
This document shall constitute both the Plan document and summary plan description and shall be distributed to all Employees in this form.

5.Other Important Facts.

Plan Sponsor:	Ambac Financial Group, Inc. One World Trade Center, 41st Floor New York, New York 10007 212-668-0340
Employer Identification Number (EIN):	13-3621676
Plan Name:	Ambac Financial Group, Inc. Severance Pay Plan
Type of Plan:	Welfare benefit plan - severance pay
Plan Year:	Calendar year
Plan Number:	504
Plan Administrator:	Head of Human Resources Ambac Financial Group, Inc. One World Trade Center, 41st Floor New York, New York 10007 212-668-0340
Agent for Service of Legal Process:	General Counsel Ambac Financial Group, Inc. One World Trade Center, 41st Floor New York, New York 10007 212-668-0340

The Plan Administrator keeps records of the Plan and is responsible for the administration of the Plan. The Plan Administrator will also answer any questions any Participant or beneficiary may have about the Plan.
Service of legal process may also be made upon the Plan Administrator.
No individual may, in any case, become entitled to additional benefits or other rights under this Plan after the Plan is terminated. Under no circumstances, will any benefit under this Plan ever vest or become nonforfeitable, except as provided in Section 1 of Article VII.
Severance pay is subject to Federal and state income and Social Security tax withholdings and any other withholdings mandated by law.
Payments and benefits under the Plan are intended to be either exempt from Section 409A, and the Plan shall be interpreted and administered to that end. The interpretation of Section 409A and its application to the terms of the Plan is uncertain and may be subject to change as additional guidance and interpretations become available. In no event whatsoever shall the Company or any affiliate thereof be liable for any tax, interest or penalties that may be imposed on any Participant by Section 409A or any damages for failing to comply with Section 409A.